CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to the Registration Statement No. 33-32246 on Form N-1A of John Hancock Tax-Free Bond Trust of our reports dated October 8, 2004 appearing in the Annual Reports of John Hancock Tax-Free Bond Fund and John Hancock High Yield Municipal Bond Fund for the year ended August 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.


/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 22, 2004